UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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SPS Commerce, Inc.

(Name of Registrant as Specified In Its Charter)

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333 South Seventh Street, Suite 1000

Minneapolis, Minnesota 55402

(612) 435-9400

April 8, 2016

Dear Stockholders:

You are cordially invited to join us for our 2016 annual meeting of stockholders, which will be held on Wednesday, May 18, 2016, at 8:00 a.m., Central Time, at 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402. The notice of annual meeting of stockholders and the proxy statement that follow describe the business to be conducted at the meeting. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote your shares promptly. You may vote your shares using a toll-free telephone number, using the internet or you may sign, date and mail a proxy card which can be requested and mailed to you free of charge. Instructions regarding the three methods of voting are contained in the proxy materials.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials and our 2015 Annual Report to Stockholders. The Notice contains instructions on how to access those documents and to cast your vote via the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2015 Annual Report to Stockholders. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the Annual Report by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

We look forward to seeing you at the annual meeting.

Sincerely,

Archie C. Black

President and Chief Executive Officer

333 South Seventh Street, Suite 1000

Minneapolis, Minnesota 55402

(612) 435-9400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, May 18, 2016, at 8:00 a.m., Central Time

Place:	2200 Wells Fargo Center

90 South Seventh Street
Minneapolis, MN 55402

Items of Business:	1.	The election of seven directors, each for a one-year term.

2.	Ratification of the selection of KPMG LLP as the independent auditor of SPS Commerce, Inc. for the fiscal year ending December 31, 2016.

3.	An advisory vote on approval of the compensation of our named executive officers.

4.	Any other business that may properly be considered at the meeting or any adjournment or postponement of the meeting.

Record Date:

You may vote at the meeting if you were a stockholder of record at the close of business on March 23, 2016.

Voting by Proxy:	Whether or not you plan to attend the annual meeting, please vote your shares by proxy to ensure they are represented at the meeting. To submit your proxy vote, you may follow the instructions for voting via telephone or the internet as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Our vote tabulator is Broadridge Financial Solutions, Inc., and no postage is required if the request for a paper copy of the proxy materials is mailed in the United States.

Date of Mailing:

A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to stockholders on or about April 8, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2016

The Notice of Internet Availability of Proxy materials, our proxy statement and 2015 annual report are available at www.proxyvote.com.

By order of the board of directors,

Archie C. Black

President and Chief Executive Officer

April 8, 2016

Voting Methods

The accompanying proxy statement describes important issues affecting SPS Commerce, Inc. If you are a stockholder of record, you have the right to vote your shares by telephone, through the Internet or by mail. You also may revoke your proxy any time before the annual meeting. Internet voting is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 17, 2016.

b.	Please have your Notice or proxy card available and follow the instructions provided to obtain your records and to create an electronic voting instruction form.

2.	BY MAIL (if you vote by Internet, please do not mail your proxy card)

a.	If you received a Notice, first request a paper copy of the proxy materials as directed in the Notice.

b.	Mark, sign and date your proxy card.

c.	Return it in the postage-paid envelope provided.

3.	BY TELEPHONE (if you vote by telephone, please call the toll-free number on your proxy card)

a.	You will need to use a control number that was provided to you by our vote tabulator, Broadridge Financial Solutions.

b.	Call the toll-free number on your Notice or proxy card, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 17, 2016.

c.	Please have your Notice or proxy card available and follow the additional steps when prompted.

If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Materials that will tell you how to access our proxy materials on the Internet and vote your shares over the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY STATEMENT

i

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2016

The board of directors of SPS Commerce, Inc. is soliciting proxies for use at the annual meeting of stockholders to be held on May 18, 2016, and at any adjournment or postponement of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, and management will report on matters of current interest to our stockholders and respond to questions from our stockholders. The matters outlined in the notice include the election of directors, the ratification of the selection of our independent auditor for 2016, and an advisory vote on approval of the compensation of our named executive officers.

Who is entitled to vote at the meeting?

The board of directors has set March 23, 2016 as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 23, 2016, you are entitled to vote at the meeting. As of the record date, 16,881,758 shares of common stock, representing all of our voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 16,881,758 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote generally in the election of directors as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly and timely submitted your proxy as described below under “How do I submit my proxy?”

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Two executive officers have been designated as proxies for our 2016 annual meeting of stockholders. These executive officers are Archie C. Black and Kimberly K. Nelson.

If I received a one-page Notice of Internet Availability of Proxy Materials, how can I receive a full set of printed proxy materials?

As permitted by Securities and Exchange Commission rules, we have elected to provide access to our proxy materials over the Internet to record owners and any beneficial owners of our stock who have not previously requested printed proxy materials, which reduces our costs and the environmental impact of our annual meeting. The Notice of Availability contains instructions on how to request a printed set of proxy materials, which we will provide to stockholders upon request at no cost to the requesting stockholder within three business days after receiving the request.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares.

In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How do I submit my proxy?”

How do I submit my proxy?

If you are a stockholder of record, you can submit a proxy to be voted at the meeting in any of the following ways:

•	over the internet using www.proxyvote.com,

•	over the telephone by calling a toll-free number; or

•	signing, dating and mailing the proxy card in the envelope provided.

To vote by telephone or the internet, you will need to use a control number that was provided to you by our vote tabulator, Broadridge Financial Solutions, and then follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee, which is similar to the voting procedures for stockholders of record. However, if you request the proxy materials by mail after receiving a Notice of Internet Availability of Proxy Material, you will receive a voting instruction form (not a proxy card) to use in directing the broker, bank, trust or other nominee how to vote your shares.

What does it mean if I receive more than one printed set of proxy materials?

If you receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, vote once for each control number you receive as described above under “How do I submit my proxy?”

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you submit your proxy as described above so your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and later decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

How does the board of directors recommend that I vote?

The board of directors recommends a vote:

•	FOR all of the nominees for director;

•	FOR the ratification of the selection of KPMG LLP as the independent auditor of SPS Commerce, Inc. for the year ending December 31, 2016; and

•	FOR the advisory approval of the compensation of our named executive officers.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and submit a signed proxy card or submit your proxy by internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares as follows:

•	FOR all of the nominees for director;

•	FOR the ratification of the selection of KPMG LLP as the independent auditor of SPS Commerce, Inc. for the year ending December 31, 2016; and

•	FOR the advisory approval of the compensation of our named executive officers.

Your vote is important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the annual meeting. If you are a street name holder and fail to instruct the stockholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. Other than the ratification of the selection of KPMG LLP as our independent auditor for the year ending December 31, 2016, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares on any matter included in the notice of meeting. With respect to the ratification of the selection of KPMG LLP as our independent auditor for the year ending December 31, 2016, the rules permit member brokers to exercise voting discretion as to the uninstructed shares. For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise, voting discretion, the uninstructed shares will be referred to as a “broker non-vote.” For more information regarding the effect of broker non-votes on the outcome of the vote, see below under “How are votes counted?”

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	by submitting a later-dated proxy by telephone or the internet before 11:59 p.m. Eastern Time on Tuesday, May 17, 2016;

•	by submitting a later-dated proxy to the Chief Financial Officer of SPS Commerce, Inc., which must be received by us before the time of the annual meeting;

•	by sending a written notice of revocation to the Chief Financial Officer of SPS Commerce, Inc., which must be received by us before the time of the annual meeting; or

•	by voting in person at the meeting.

What vote is required to approve each item of business included in the notice of meeting?

The seven directors who receive a plurality of the voting power of the shares of common stock entitled to vote and present in person or represented by proxy at the meeting.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditor.

If the advisory vote on the compensation of our named executive officers receives more votes “for” than “against,” then it will be deemed approved.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each director nominee. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals. If you properly submit your proxy but withhold authority to vote for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting or withheld authority to vote. If you do not submit your proxy or voting instructions and also do not vote by ballot at the annual meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so. For more information regarding discretionary voting, see the information above under “What if I do not specify how I want my shares voted?”

If you withhold authority to vote for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposal to ratify the selection of KPMG LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote. Abstentions will have no effect on the advisory vote to approve the compensation of our named executive officers.

How can I attend the meeting?

All of our stockholders are invited to attend the annual meeting. You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.

Who pays for the cost of proxy preparation and solicitation?

SPS Commerce pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies by mail. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication. Our directors, officers and regular employees will receive no additional compensation for their services other than their regular compensation.

ITEM 1 — ELECTION OF DIRECTORS

The number of directors currently serving on our board of directors is seven. Upon recommendation of the governance and nominating committee, which acts as the nominating committee of the board of directors, the board has nominated six current members of the board of directors and one new nominee for election at our 2016 annual meeting, who are Archie C. Black, Martin J. Leestma, James B. Ramsey, Michael A. Smerklo, Philip E. Soran and Sven A. Wehrwein and new nominee, Tami L. Reller. These nominees will each be a candidate for election to the board of directors to serve until our 2017 annual meeting or until his or her successor is elected and qualified. Each of the nominees has agreed to serve as a director if elected. The seven nominees receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. Proxies may not be voted for more than seven directors. If, for any reason, any nominee becomes unable to serve before the annual meeting occurs, the persons named as proxies may vote your shares for a substitute nominee selected by our board of directors.

The board of directors recommends a vote FOR the election of the seven director nominees. Proxies will be voted FOR the election of the seven nominees unless otherwise specified.

Set forth below is biographical information for each of the nominees for election as a director. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the board of directors to conclude that they should serve as directors.

ARCHIE C. BLACK:    Age 53, President, Chief Executive Officer and Director since 2001. Mr. Black joined us in 1998 as our Senior Vice President and Chief Financial Officer and served in those capacities until becoming our President and Chief Executive Officer. Prior to joining us, Mr. Black was a Senior Vice President and Chief Financial Officer at Investment Advisors, Inc. in Minneapolis, Minnesota, where he directed both the Minneapolis and London organizations. Prior to Investment Advisors, he spent three years at Price Waterhouse. Mr. Black was appointed to the board of directors of Proto Labs, Inc. in March, 2016.

Mr. Black’s qualifications to serve on our board of directors include, among other skills and qualifications, his extensive management, financial, and operational experience as well as his experience with our company.

MARTIN J. LEESTMA:    Age 57, Director since March 2006 and was Chairman from March 2011 to May 2014. Mr. Leestma is Chief Executive Officer and Chairman of the board of directors for Forthright Solutions, a solution provider for regulatory and legal compliance programs, and he has served as Chief Executive Officer since November 2011 and Chairman since 2008. Prior to Forthright, Mr. Leestma served as the President, Chief Executive Officer, and a member of the board of directors for Retek Information Systems, a software company, from 2003 to 2005, during which time Retek was a publicly traded company. Prior to joining Retek, he was Global Managing Partner of Retail Technology at Accenture from 1996 to 1999 and Managing Partner of North American Consumer Goods & Services from 1999 to 2002. He became Global Industry Managing Partner — Retail & CG&S industries in 2002. He became Global Industry Managing Partner – Retail & CG&S Industries in 2002 and served in this role until his departure in 2003. From 2005 to 2008, he served as an independent business consultant.

Mr. Leestma’s qualifications to serve on our board of directors include, among other skills and qualifications, his general business experience due to his work as an independent business consultant and his experience with public companies as the Chief Executive Officer of Retek Information Systems from 2003 to 2005.

JAMES B. RAMSEY:    Age 43, Director since March 2014. Mr. Ramsey is co-founder and board member at Vlocity Inc., a provider of industry-specific cloud CRM applications. Mr. Ramsey also serves on the boards of DicomGrid and Vidku. Previously, Mr. Ramsey served as the Executive Vice President of Worldwide Sales and Distribution at NetSuite Inc., a publicly traded SaaS company, from 2011 to 2013. Prior to NetSuite, Mr. Ramsey served in various sales management roles at Oracle Corporation.

Mr. Ramsey’s qualifications to serve on our board of directors include, among other skills and qualifications, his experience in software sales and in rapidly scaling sales organizations with NetSuite and Oracle.

TAMI L. RELLER:    Age 51. Ms. Reller is an Executive Vice President and Chief Marketing Officer at Optum, a division of UnitedHealth Group. From April 2001 until September 2014, Ms. Reller served in several executive roles with Microsoft Corporation including Executive Vice President of Marketing, Windows Chief Financial Officer and Chief Marketing Officer, Divisional Chief Financial Officer and Corporate Vice President

of Dynamics. She was also the Chief Financial Officer of Great Plains Software from 1999 to 2001, until the company was acquired by Microsoft Corporation.

Ms. Reller’s qualifications to serve on our board of directors include, among other skills and qualifications, her extensive experience steering and managing software companies, and her general business knowledge.

MICHAEL A. SMERKLO:    Age 46, Director since January 2014. Mr. Smerklo served as the Chairman of the board of directors for ServiceSource International Inc., a publicly traded company that provides recurring revenue management solutions for technology-based companies, a position from which he retired in 2015. He was the Chief Executive Officer of ServiceSource from 2003 to 2014. Prior to ServiceSource, Mr. Smerklo held executive positions at Opsware (previously Loudcloud), Morgan Stanley, and Lehman Brothers.

Mr. Smerklo’s qualifications to serve on our board of directors include, among other skills and qualifications, his extensive experience with software and internet services companies as well as his experience with public companies as the Chief Executive Officer of ServiceSource.

PHILIP E. SORAN:    Age 59, Director since July 2010 and Chairman since May 2014. Mr. Soran is currently the Executive Chairman of Vidku, Inc. Mr. Soran served as President, Chief Executive Officer, and a director of Compellent Technologies, Inc., a publicly traded company which he co-founded in March 2002, until its acquisition by Dell Inc. in February 2011, after which he served as the President of Dell Compellent from February 2011 to March 2012. Mr. Soran also serves on the board of directors for Hutchinson Technology, Inc., a technology manufacturer, and Piper Jaffray Companies, an investment bank and asset management firm, both of which are publicly traded companies. From July 1995 to August 2001, Mr. Soran served as President, Chief Executive Officer, and a member of the board of directors of Xiotech, which Mr. Soran co-founded in July 1995. Xiotech was acquired by Seagate in January 2000. From October 1993 to April 1995, Mr. Soran served as Executive Vice President of Prodea Software Corporation, a data warehousing software company. Mr. Soran also held a variety of management, sales, marketing, and technical positions with IBM. Mr. Soran also served on the board of directors of Stellent, Inc. from April 2003 until its acquisition by Oracle Corporation in December 2006.

Mr. Soran’s qualifications to serve on our board of directors include, among other skills and qualifications, his experience as a chief executive officer of a publicly traded company and his experience in founding and building technology companies as well as his corporate vision and operational knowledge, which provide strategic guidance to the board.

SVEN A. WEHRWEIN:    Age 65, Director since July 2008. Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. During his 35-plus years in accounting and finance, Mr. Wehrwein has experience as a certified public accountant (inactive), investment banker to emerging growth companies, chief financial officer, and audit committee chair. He currently serves on the board of directors of Proto Labs, Inc., a manufacturer of custom parts and a publicly traded company. Mr. Wehrwein also served on the board of directors of Compellent Technologies, Inc. from 2007 until its acquisition by Dell Inc. in 2011, on the board of Vital Images, Inc. from 1997 until its acquisition by Toshiba Medical in 2011, on the board of Synovis Life Technologies, Inc. from 2004 until its acquisition by Baxter International, Inc. in 2012, on the board of Cogentix Medical, Inc. from 2006 to 2016, and on the board of directors of Image Sensing Systems, Inc. from 2006 to 2012.

Mr. Wehrwein’s qualifications to serve on our board of directors include, among other skills and qualifications, his capabilities in financial understanding, strategic planning, and auditing expertise, given experiences in investment banking and in financial leadership positions. As chairman of the audit committee, Mr. Wehrwein also keeps the board abreast of current audit issues and collaborates with our independent auditors and senior management team.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The board of directors conducts its business through meetings of the board and the following standing committees: audit, compensation, and governance and nominating. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.spscommerce.com. Other corporate governance documents available on our website include our Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics relating to the conduct of our business by our directors, officers and employees, which is posted on our website at www.spscommerce.com.

Director Independence

As required under The NASDAQ Stock Market rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. The board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of The NASDAQ Stock Market, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, our management and our independent registered public accounting firm, the board of directors has affirmatively determined that all of the Company’s directors are independent directors within the meaning of the applicable listing standards of The NASDAQ Stock Market, except for Mr. Black, our current President and Chief Executive Officer.

As required under The NASDAQ Stock Market rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our board of directors are comprised entirely of directors determined by the board to be independent within the meaning of The NASDAQ Stock Market rules and regulations.

Board Leadership Structure

Mr. Soran, a non-employee independent director, has served as our chairman of the board of directors since May 2014, while Mr. Black serves as our President and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to, and independent oversight of, management. The board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman. Our Corporate Governance Guidelines require our chairman and Chief Executive Officer positions to be separate because the board of directors believes that having separate positions and having an independent director serve as chairman of the board is the appropriate leadership structure for us and demonstrates our commitment to good corporate governance.

Board Involvement in Risk Oversight

Our management is responsible for defining the various risks facing us, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The board of directors’ responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks; the board is not responsible, however, for defining or managing our various risks. The audit committee of the board of directors is primarily responsible for monitoring management’s responsibility in the area of financial risk oversight and the board of directors is primarily responsible for monitoring management’s responsibility in our other areas of risk management. Accordingly, management regularly reported to the audit committee and the board of directors on risk management during 2015. The audit committee, in turn, reports on the matters discussed at the committee level to the full board. The audit committee and the full board focus on the material risks facing us, including financial, operational, market, credit, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the compensation committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The board of directors believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Committees

The board of directors has established an audit committee, a compensation committee and a governance and nominating committee. Each of our committees has a charter and each charter is posted on our website. The following sets forth the membership of each of our committees as of April 8, 2016.

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
Archie C. Black
Michael B. Gorman	X		Chair
Martin J. Leestma	X	Chair
James B. Ramsey			X
Michael A. Smerklo		X
Philip E. Soran		X
Sven A. Wehrwein	Chair		X

Audit Committee

Among other matters, our audit committee:

•	evaluates the qualifications, performance and independence of our independent auditor and reviews and approves both audit and non-audit services to be provided by the independent auditor;

•

discusses with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting;

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•	oversees our investment policy; and

•	prepares the audit committee report that SEC rules require to be included in our annual proxy statement and annual report on Form 10-K.

Each of the members of our audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. Our board of directors has determined that Mr. Wehrwein is an audit committee financial expert, as defined under the applicable rules of the SEC. Each member of our audit committee satisfies the NASDAQ Stock Market independence standards and the independence standards of Rule 10A-3(b)(1) of the Securities Exchange Act.

Compensation Committee

Our compensation committee reviews and approves on an annual basis the goals and objectives relevant to our Chief Executive Officer’s compensation and annually reviews the evaluation of the performance of our executive officers and approves our executive officers’ annual compensation. Our compensation committee also administers the issuance of stock options and other awards under our 2010 Equity Incentive Plan.

Governance and Nominating Committee

Our governance and nominating committee identifies individuals qualified to become members of the board of directors, recommends individuals to the board for nomination as members of the board and board committees, reviews the compensation paid to our non-employee directors and recommends any adjustments in director compensation and oversees the evaluation of our board of directors.

Nomination of Ms. Reller to the Board of Directors and resignation of Michael B. Gorman

In March, 2016, our governance and nominating committee identified Ms. Reller as a strong candidate for nomination to our board of directors through a search of their professional contacts and general knowledge of leaders in the market. After consideration and discussion, the board of directors are recommending shareholders vote in favor of Ms. Reller’s election to the board of directors.

Due to Mr. Gorman’s leadership, the governance and nominating committee identified Ms. Reller to serve on our board of directors. In order to maintain the board at seven directors, Mr. Gorman will not stand for re-election to the board of directors, and his term and any position on any committees, including the governance and nominating committee, will cease as of the 2016 annual meeting of stockholders.

Meeting Attendance

Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the board of directors and of the committees on which they serve, as well as our annual meeting of stockholders. Our board of directors held five meetings during 2015. The audit committee of the board met seven times, the compensation committee of the board met six times and acted by written consent three times, and the governance and nominating committee of the board met four times. The compensation subcommittee acted by written consent three times during 2015. Each of our directors attended at least 75% of the meetings of the board of directors and the committees on which he served during 2015.

Procedures for Contacting the Board of Directors

Stockholders who wish to communicate with the board of directors may do so by writing to the board or a particular director in care of the Secretary of the Company. All communications will initially be received and processed by the Secretary of the Company, who will then refer the communication to the appropriate board member (either the director named in the communication, the chairperson of the board committee having authority over the matter raised in the communication, or the chairperson of the board in all other cases. The director to whom a communication is referred will determine, in consultation with our counsel, whether a copy or summary of the communication will be provided to the other directors. The board of directors will respond to communications if and as appropriate.

Procedures for Selecting and Nominating Director Candidates

Stockholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in Article II, Section 2.4(a)(2) of our bylaws, and with the rules and regulations of the Securities and Exchange Commission. Under our bylaws, only persons nominated in accordance with the procedures set forth in the bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time you give the board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our bylaws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices at the address above, not later than the 90th day (February 17, 2017), nor earlier than the 120th day (January 18, 2017), prior to the first anniversary of the prior year’s annual meeting of stockholders. Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

Your notice also must set forth the following information for you and any beneficial owner on whose behalf you make a nomination: (i) the name and address of the stockholder, as they appear on our books; (ii) the class and number of shares of our capital stock which are owned beneficially and of record, as well as a description of all securities or contracts, with a value derived in whole or in part from the value of any shares of our capital stock, held by you and such beneficial owner or to which either is a party; (iii) a description of all arrangements or understandings between you and any such beneficial owner and any other person or persons (including their names) regarding the nomination; (iv) a representation that you intend to appear in person or by proxy at the meeting to nominate the persons named in your notice; and (v) a description of any other information relating to you and any such beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934.

As required by our Corporate Governance Guidelines, when evaluating the appropriate characteristics of candidates for service as a director, the governance and nominating committee takes into account many factors. The board of directors selects and recommends to stockholders qualified individuals who, if added to the board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us. Board candidates are considered based on various criteria, including breadth and depth of relevant business and board skills and experiences, judgment and integrity, reputation in their profession, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. These considerations are made in the context of an assessment of the perceived needs of the board of directors at the particular point in time. We do not have a formal policy with respect to diversity, however, the board of directors seeks to have a board that represents diversity as to gender, race, ethnicity and background experiences. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the board for an extended period of time.

The governance and nominating committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates should write to SPS Commerce, Inc., 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402, Attention: Chief Financial Officer, stating in detail the characteristics that make the candidate a suitable person to serve on our board of directors in light of our Corporate Governance Guidelines.

Director Compensation

The table below sets forth the compensation provided to our directors during 2015. Mr. Black’s compensation is set forth under “— Summary Compensation Table” because he served as our President and Chief Executive Officer during that year. Mr. Black did not receive any separate compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Total ($)
Michael B. Gorman(2)	39,300	46,148	46,166	131,614
Martin J. Leestma(3)	42,500	46,148	46,166	134,814
James B. Ramsey(4)	30,200	46,148	46,166	122,514
Michael A. Smerklo(5)	31,500	46,148	46,166	123,814
Philip E. Soran(6)	43,500	46,148	46,166	135,814
Sven A. Wehrwein(7)	45,200	46,148	46,166	137,514

(1)	Represents the grant date fair value of the awards granted during the year computed in accordance with FASB ASC 718. For a discussion of the relevant assumptions used to determine the valuation of our option awards for accounting purposes please refer to Note J to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 24, 2016.

(2)	As of December 31, 2015, Mr. Gorman held 172 shares of unvested restricted stock and options to purchase an aggregate of 15,274 shares of common stock, 14,710 of which were vested.

(3)	As of December 31, 2015, Mr. Leestma held 172 shares of unvested restricted stock and options to purchase an aggregate of 31,739 shares of common stock, 31,175 of which were vested.

(4)	As of December 31, 2015, Mr. Ramsey held 172 shares of unvested restricted stock and options to purchase an aggregate of 10,964 shares of common stock, 7,777 of which were vested.

(5)	As of December 31, 2015, Mr. Smerklo held 172 shares of unvested restricted stock and options to purchase an aggregate of 9,293 shares of common stock, 7,084 of which were vested.

(6)	As of December 31, 2015, Mr. Soran held 172 shares of unvested restricted stock and options to purchase an aggregate of 31,739 shares of common stock, 31,175 of which were vested.

(7)	As of December 31, 2015, Mr. Wehrwein held 172 shares of unvested restricted stock and options to purchase an aggregate of 21,499 shares of common stock, 20,935 of which were vested.

For 2015, our director compensation policy provided that each non-employee director received a stock option grant to purchase up to $46,175 of shares of our common stock on the date of the annual meeting of stockholders at which the director was elected to the board or continued to serve as a director calculated as the grant date fair value of the option computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. The awards vest in four equal installments on the last day of each fiscal quarter with the first vesting occurring on June 30, 2015, provided the recipient remains a member of the board as of the vesting date. In addition, each director receives an initial stock option grant to purchase up to $111,000 of shares of our common stock in connection with appointment to the board calculated as the grant date fair value of the option computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. All stock options granted under the policy have an exercise price equal to the fair market value of our common stock on the date of grant in accordance with our 2010 Equity Incentive Plan.

Our director compensation policy for 2015 also provided that each non-employee director received a restricted stock grant of $46,175 of shares of our common stock on the date of the annual meeting of stockholders at which the director was elected to the board or continued to serve as a director calculated as the grant date fair value of the option computed in accordance with Financial Accounting Standards Board (FASB)

Accounting Standards Codification (ASC) Topic 718, Stock Compensation. The restricted stock awards vest in four equal installments on the last day of each fiscal quarter with the first vesting occurring on June 30, 2015, provided the recipient remains a member of the board as of the vesting date. We also reimbursed our directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

Non-employee directors received cash fees in addition to the equity awards described above. As of the date of the 2015 annual meeting, we made no changes to the cash fees except as set forth below. For 2014 and 2015, each non-employee director received an annual retainer of $27,500 and the chairman of our board of directors received an additional annual fee of $12,000. In addition, for 2014 and 2015, the chair of each committee received an annual fee as follows:

Committee Chair	Annual Cash Fee
Audit	$15,000
Compensation	$10,000
Governance and Nominating	$6,800

For 2014 and 2015, the annual fee for each committee member, other than the chair, was as follows:

Non-Chair Committee Members	Annual Cash Fee
Audit	$5,000
Compensation	$4,000
Governance and Nominating	$2,700

Taking effect with the annual meeting, each non-employee director will receive an annual retainer of $31,000, a stock option grant to purchase up to $53,000 of shares of our common stock and a restricted stock grant of $53,000 of shares of our common stock. The vesting schedules and other terms of the awards have not changed. In addition, the chairman of our board of directors will receive an additional annual fee of $14,000.

For 2016, the compensation committee has recommended that the annual fee for the chair of each committee be as follows:

Committee Chair	Annual Cash Fee
Audit	$17,000
Compensation	$10,000
Governance and Nominating	$7,000

For 2016, the compensation committee has recommended that the annual fee for each committee member be as follows:

Non-Chair Committee Members	Annual Cash Fee
Audit	$7,000
Compensation	$5,000
Governance and Nominating	$3,000

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of compensation arrangements of our named executive officers for 2015. Our named executive officers for 2015 were:

•	Archie C. Black, our President and Chief Executive Officer,

•	Kimberly K. Nelson, our Executive Vice President and Chief Financial Officer, and

•	James J. Frome, our Executive Vice President and Chief Operating Officer.

Executive Summary

We are a technology company with $158.5 million in annual revenues. We are a leading provider of cloud-based supply chain management solutions, providing network-proven integrations and comprehensive retail performance analytics to thousands of customers worldwide.

2015 was a very successful year for us based on our financial results. In our earnings releases we focus on revenue, recurring revenue, net income (and diluted EPS), non-GAAP net income (and diluted non-GAAP EPS) and Adjusted EBITDA and we performed well on all these measures in 2015.

•	We had sequential revenue growth for all four quarters of 2015 and we now have 60 consecutive quarters of sequential revenue growth.

•	Our revenues of $158.5 million, compared to $127.9 million for 2014, reflect 24% growth from 2014.

•	Our average recurring revenues per recurring revenue customer increased 15% from 2014, and our recurring revenues from recurring revenue customers grew 25% from 2014.

•

We achieved improvements in operational efficiency that produced Adjusted EBITDA of $22.6 million, compared to $18.2 million in 2014, and non-GAAP income per diluted share of $0.84 in 2015 compared to $0.65 in 2014.

As reflected in our compensation philosophy, we set the compensation of our executive officers, including the named executive officers, based on their ability to create sustainable long-term stockholder value in a cost-effective manner. Our executive compensation philosophy is to align executive compensation decisions with our desired business direction, strategy and performance. The primary objectives and priorities of the compensation program for our Named Executive Officers are the following:

•	Pay for Performance: Emphasize variable compensation that is tied to our financial and stock price performance in an effort to generate and reward superior individual and collective performance;

•

Shareholder Alignment: Link executives’ incentive goals with the interests of our shareholders, provide equity-based forms of compensation and establish specific stock ownership guidelines for employees in key management positions throughout our Company;

•	Long-Term Success: Support and reward executives for consistent performance over time and achievement of our long-term strategic goals; and

•	Attraction and Retention: Attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage.

To achieve these objectives, we have designed an executive compensation program that is significantly weighted towards long-term goals. This approach aids us in the retention of executive officers and assures that the interests of our executive officers and shareholders are aligned. Although the program emphasizes performance-based and equity-based compensation as a percentage of total direct compensation (base salary and annual and long-term incentives), we do not, however, have specific policies governing the allocation of the total direct compensation opportunity among its various components.

Accordingly, our 2015 compensation actions and decisions were based on our Company’s accomplishment in this area. Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives.

The committee also considers the results of the stockholders’ advisory vote on the compensation of named executive officers. At our 2015 Annual Meeting, our say-on-pay proposal received “for” votes that represented approximately 98% of the shares voted on this proposal. The compensation committee considered the results of the say-on-pay vote when evaluating our compensation practices and policies in 2015 and when setting the compensation of our named executive officers for 2015 and 2016. The compensation committee believes that the significant support for the 2015 say-on-pay proposal demonstrates stockholders’ support of our compensation policies.

In 2015, the committee took the following actions with respect to the compensation of the named executive officers:

•	increased base salaries between 5% and 7% per individual compared to 2014;

•	awarded formula-based bonuses at 90% of the target bonus opportunity established at the beginning of the year; and

•	approved stock option and restricted stock unit awards to satisfy competitive market concerns, satisfy our retention objectives, and reward individual performance for 2014.

In addition to the compensation details provided above and discussed further below, other important details are as follows:

•	named executive officers are not entitled to any tax gross-up treatment on any severance or change in control benefits;

•

our compensation programs are reviewed regularly by our compensation committee, which has determined that our compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the company;

•

we engaged an independent compensation consultant, Compensia, to assist the committee with determining compensation for our named executive officers as well as provide the committee with market data and guidance on best practices;

•	our Insider Trading Policy prohibits our directors and officers from purchasing our securities on margin, or otherwise pledging or hedging our securities;

•

our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based, to align the interest of our executive officers and our stockholders;

•	the annual equity awards granted to our executive officers vest or are earned over a multi-year period, consistent with market practice and our retention objectives;

•

we have stock ownership guidelines where our chief executive officer is required to beneficially own shares of our common stock with a value equal to at least three times the chief executive officer’s salary;

•	we do not provide perquisites or other personal benefits to our executive officers beyond what is provided to our other employees; and

•	our executive officers participate in broad-based Company-sponsored health and welfare benefits program on the same basis as our other full-time, salaried employees.

Compensation Objectives and Process

We have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executives to achieve the goals that are important to our growth. We typically provide compensation to our named executive officers through a combination of base salary, bonuses and equity awards. During 2015, our compensation primarily consisted of base salary, annual cash incentive awards, stock option grants and restricted stock unit awards, which helps align the incentives of our named executive officers with the interests of our stockholders.

Historically, our compensation committee has established all elements of compensation for our named executive officers. Generally, prior to commencing the compensation determinations, our Chief Executive Officer provided his review of our other named executive officers to the compensation committee. Our compensation committee engaged Compensia, Inc., a compensation consultant, to help evaluate our compensation philosophy and provide guidance in administering our compensation program.

Our compensation committee determines executive compensation, in part, by reference to the compensation information for the executives of a peer group of comparable companies. For 2015, our compensation committee reviewed a refreshed version of the formal compensation study and executive compensation market assessment developed in 2012 by Compensia, our independent compensation consultant. The competitive market data utilized in the Compensia study was gathered from our compensation peer group, which consisted of the following US-based technology companies of similar size:

•	Bazaarvoice

•	Benefitfocus

•	Brightcove

•	BroadSoft

•	Carbonite

•	ChannelAdvisor

•	Cvent

•	Demandware

•	E2open

•	Envestnet

•	HealthStream

•	Jive Software

•	LivePerson

•	LogMeIn

•	Marchex

•	Marketo

•	Monotype Imaging

•	PROS

•	Proto Labs

•	SciQuest

•	Tangoe

Data from the peer group is valuable to the compensation committee because it provides insight into competitive pay practices for each of the components of total compensation as well as confirms the reasonableness of our own compensation decisions.

Base Salary

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries for each of our named executive officers are initially established based on arm’s-length negotiations between us and the executive. Our compensation committee reviews the base salaries of our named executive officers annually at the beginning of each year. When negotiating or reviewing base salaries, the compensation committee considers market competitiveness based on their experience, the executive’s expected future contribution to our success and the relative base salaries and responsibilities of our other executives.

In February 2015, our named executive officers received base salary increases between 5% and 7% of their 2014 base salaries. The adjustments were made to transition our named executive officer’s compensation to be competitive with the compensation of other similarly situated companies as reflected in the peer group.

Bonus

2015 Management Incentive Plan

Our named executive officers participated in our management incentive plan, which provides them with an opportunity to receive a formula-based bonus. The formula-based bonus is intended to motivate our executives to achieve specific financial goals that will drive the growth and success of our business.

The formula-based bonus is based on the target bonus for each named executive officer established by the compensation committee at the beginning of each year. The compensation committee established the target bonus opportunity based on the amount it believes is necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our executives to achieve an aggressive level of growth. The amount of the formula-based bonus, if any, actually paid to executives after the end of the year is determined by a matrix that takes into account our revenues and earnings before interest, taxes, depreciation and amortization and stock-based compensation, or Adjusted EBITDA. The formula-based bonus is based in part on revenues because, given the scalability of our current core business, the compensation committee believes our financial results are driven most significantly by the revenues we generate. The compensation committee also believes formula-based bonuses should be based in part on Adjusted EBITDA because Adjusted EBITDA is a useful measure of our operating performance. A reconciliation of net income to Adjusted EBITDA is incorporated by reference to the section titled “Results of Operations — Year Ended December 31, 2015 Compared to Year Ended December 31, 2014 — Adjusted EBITDA” included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2016 (SEC file no. 001-34702).

The matrix provides that each executive will receive a percentage of his or her target formula-based bonus, between 0% and 155%, based on our revenues and Adjusted EBITDA. For example, for our executives to earn their target bonuses for 2015, we needed to generate revenues of approximately $159.5 million and Adjusted EBITDA of approximately $22.3 million. If we failed to have either revenues of approximately $155.5 million or Adjusted EBITDA of approximately $22.3 million, our named executive officers would not have received a formula-based bonus for the year. To be paid out at 155%, we need to generate $163.5 million in revenue and at least $22.3 million of EBITDA.

The compensation committee has the discretion to adjust the target revenues and Adjusted EBITDA in the event we complete acquisitions during the year. The compensation committee did not exercise such discretion for 2015. The compensation committee established the intervals for the matrix with the intent that achieving 100% of an executive’s target bonus will be a difficult but achievable goal in light of the prior year’s results of operations and anticipated growth for 2015. For 2015, we delivered $22.6 million of Adjusted EBITDA and

$158.5 million in revenues. We exceeded the target for Adjusted EBITDA but did not meet the target for revenue for 100% payout. The formula-based bonus for each named executive officer was as follows:

•	Mr. Black — $344,250

•	Ms. Nelson — $169,020

•	Mr. Frome — $215,325

Equity Awards

Historically, we have granted our named executive officers stock options and restricted stock units in connection with their employment. When determining the size of the award, our compensation committee considers the executive’s position and responsibilities, the equity holdings of our other executives and the anticipated future contribution the executive will make to our success. We believe stock options and restricted stock units are an important element of compensation because they provide our executives a potential ownership interest in our company, which helps align executives’ interests with those of other stockholders. We believe stock options further align the interest of our executives and stockholders because the executives profit from stock options only if our stock price increases relative to the option’s exercise price. We believe options also help retain our executives because the awards vest over several years, and vesting depends on the executive’s continued employment with us. Similarly, restricted stock units vest over several years and have immediate value to the executives upon vesting, while requiring the executives to maintain continuous employment with us in order for the awards to vest. Typically, these stock options and restricted stock units vest over a period of four years. The vesting of these stock options and restricted stock units in the event of a termination or change in control is described in more detail below under “— Potential Payments Upon Termination or Change in Control.” Under our stock ownership guidelines, our chief executive officer is required to beneficially own shares of the Company’s common stock with a value equal to at least three times the chief executive officer’s annual base salary. We do not have any security ownership requirements for our other named executive officers.

At the beginning of each year, our compensation committee grants annual equity awards to our named executive officers. In 2015, Mr. Black received a stock option grant to purchase 28,249 shares of common stock, Ms. Nelson received stock option grants to purchase 19,291 shares of common stock, and Mr. Frome received stock option grants to purchase 19,699 shares of common stock. Our policy is to grant annual stock options with an exercise price equal to the fair market value of our common stock on the date of grant. Our named executive officers also received grants of restricted stock units to be settled in shares of common stock ranging from a restricted stock unit grant of 9,798 for Mr. Black, a restricted stock unit grant of 6,691 for Ms. Nelson, and a restricted stock unit grant of 6,833 for Mr. Frome. In April 2015, Mr. Black received an additional stock option grant to purchase 10,731 shares of common stock and an additional grant of restricted stock units to be settled in 3,625 shares of common stock. The foregoing equity grants to our named executive officers (including the additional April grants to Mr. Black) reflect the pay levels our compensation committee felt were appropriate relative to the market data, each executive’s individual performance, and maintaining an overall competitive compensation package. Going forward, we anticipate that equity compensation, whether in the form of restricted stock, stock options, restricted stock units, or other stock-based awards, will remain a significant part of our executive compensation and will continue to be granted on an annual basis in order to ensure a continued unvested equity component to the executive compensation package.

Other Compensation

Perquisites are not a material aspect of our executive compensation program. All of our full-time employees, including our named executive officers, are eligible to participate in our Section 401(k) plan. Pursuant to our Section 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of this reduction contributed to our Section 401(k) plan. Our Section 401(k) plan provides that we will match eligible employees’ Section 401(k) contributions equal to 25% of the employee’s elective deferrals, up to the first 6% of the employee’s pre-tax annual compensation.

Severance and Change in Control Benefits

We have entered into agreements that will require us to provide compensation to our named executive officers in the event of a termination of employment or a change in control of our company. We believe that these benefits were necessary to attract our executives and that the change in control benefits are in the best interests of the company and our stockholders because they help assure us that we will have the continued dedication and objectivity of our executives, notwithstanding the possibility or occurrence of a change in control.

Accounting and Tax Implications

As a publicly-traded company we are not permitted under Section 162(m) of the Internal Revenue Code (the “Code”) to deduct compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per covered officer in any year. Compensation that is considered “performance based” for purposes of Section 162(m) is excluded from this limitation. Non-performance based compensation paid to our named executive officers for 2015 exceeded the $1.0 million limit per officer.

Our compensation committee believes that in establishing the cash and equity incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, our compensation committee may deem it appropriate to provide one or more named executive officers with the opportunity to earn compensation which may not qualify as “performance based” for purposes of Section 162(m), such as cash incentive awards under programs not approved by our stockholders or restricted stock grants tied to the named executive officer’s continued service, and which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code. Our compensation committee believes it is important to maintain this flexibility in determining cash and equity incentive compensation in order to attract and retain high caliber named executive officer candidates, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Also, our compensation committee takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

COMPENSATION COMMITTEE REPORT

The committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the board of directors the inclusion of the Compensation Discussion and Analysis in the company’s year-end disclosure documents.

Compensation Committee of the Board of Directors of SPS Commerce, Inc.

Martin J. Leestma, Chairperson

Michael A. Smerklo

Philip E. Soran

Summary Compensation Table

The following table provides information regarding the compensation paid to and earned by our named executive officers in 2015, 2014 and 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Archie C. Black	2015	425,000	—	907,390	907,483	344,250	3,975	2,588,098
Chief Executive Officer and President	2014	403,760	80,750	617,952	618,022	188,961	3,900	1,913,345
	2013	392,000	78,400	474,986	474,986	341,040	3,825	1,765,237

Kimberly K. Nelson	2015	313,000	—	448,966	448,998	169,020	3,473	1,383,457
Executive Vice President and Chief Financial Officer	2014	295,610	40,635	262,613	262,655	95,122	3,846	960,481
	2013	287,000	39,450	254,969	255,000	171,680	3,344	1,011,443

James J. Frome	2015	319,000	—	458,494	458,494	215,325	3,975	1,455,288
Executive Vice President and Chief Operating Officer	2014	298,700	41,070	262,613	262,655	96,108	3,900	965,046
	2013	290,000	39,875	254,969	255,000	173,456	3,825	1,017,125

(1)	Represents the grant date fair value of the stock-based awards granted during the year computed in accordance with FASB ASC 718. For a discussion of the relevant assumptions used to determine the valuation of our option awards for accounting purposes, please refer to Note J to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 24, 2016.

(2)	Represents matching contributions under our Section 401(k) plan.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers in 2015:

			Estimated Future Payouts Under Non-Equity Incentive Plans			All Other Stock Awards: Number of Units (#)(2)	All Other Option Awards: Number Securities Underlying Options (#)(3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)
Archie C. Black	February 5, 2015	—	172,125	382,500	592,875	—	—	—	—
	February 9, 2015	February 5, 2015	—	—	—	9,798	—	—	657,446
	February 9, 2015	February 5, 2015	—	—	—	—	28,249	67.10	657,495
	April 27, 2015	March 5, 2015	—	—	—	3,625	—	—	249,944
	April 27, 2015	March 5, 2015	—	—	—	—	10,731	68.95	249,987
Kimberly K. Nelson	February 5, 2015	—	84,510	187,800	291,090	—	—	—	—
	February 9, 2015	February 5, 2015	—	—	—	6,691	—	—	448,966
	February 9, 2015	February 5, 2015	—	—	—	—	19,291	67.10	448,998
James J. Frome	February 5, 2015	—	107,663	239,250	370,838	—	—	—	—
	February 9, 2015	February 5, 2015	—	—	—	6,833	—	—	458,494
	February 9, 2015	February 5, 2015	—	—	—	—	19,699	67.10	458,494

(1)	Our compensation committee approved grants of stock options identified in the “All Other Option Awards” column and grants of restricted stock units identified in the “All Other Stock Awards” column on February 5, 2015 and March 5, 2015. In accordance with the terms of these approvals, the grant dates of these awards were February 9, 2015 and April 27, 2015, respectively.

(2)	The restricted stock units identified in “All Other Stock Awards” column approved on February 5, 2015 vest as to one-fourth of the units on February 9, 2016, with the remaining underlying units vesting in 36 equal monthly installments on the first day of each month thereafter beginning March 9, 2016. The restricted stock units granted to Mr. Black on April 27, 2015 vests as to one-fourth of the units on April 27, 2016, with the remaining underlying units vesting in 36 equal monthly installments on the first day of each month thereafter beginning May 27, 2016.

(3)	The stock options identified in the “All Other Option Awards” column approved on February 5, 2015 vest as to one-fourth of the shares on February 9, 2016 and April 27, 2016, with the remaining underlying option shares vesting in 36 equal monthly installments on the first day of each month thereafter beginning March 9, 2016 and May 27, 2016. The stock options awarded to Mr. Black on April 27, 2015 vest as to one-fourth of the shares on April 27, 2016, with the remaining underlying option shares vesting in 36 equal monthly installments on the first day of each month thereafter beginning May 27, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards granted to our named executive officers outstanding as of December 31, 2015:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(2)	Market Value of Units of Stock that Have Not Vested ($)(2)(3)
Archie C. Black	45,150 (4)	—	12.00	April 27, 2020	—	—
	68,645 (5)	—	16.64	February 11, 2021	—	—
	29,561 (6)	1,960 (6)	25.32	February 10, 2019	—	—
	24,033 (7)	9,896 (7)	39.01	February 8, 2020	—	—
	10,794 (8)	12,757 (8)	65.95	February 10, 2021	—	—
	—	28,249 (9)	67.10	February 9, 2022	—	—
	—	10,731 (10)	68.95	April 27, 2022	—	—
	—	—	—	—	3,625 (13)	254,511
					3,552 (14)	249,386
					9,798 (12)	687,918
					5,076 (15)	356,386
					775 (16)	54,413
Kimberly K. Nelson	6,700 (4)	—	12.00	April 27, 2020	—	—
	34,322 (5)	—	16.64	February 11, 2021	—	—
	14,981 (6)	987 (6)	25.32	February 10, 2019	—	—
	12,902 (7)	5,313 (7)	39.01	February 8, 2020	—	—
	4,587 (8)	5,422 (8)	65.95	February 10, 2021	—	—
	—	19,291 (9)	67.10	February 9, 2022	—	—
	—	—	—	—	2,157 (15)	151,443
	—	—	—	—	383 (16)	26,890
					1,907 (14)	133,890
					6,691 (12)	469,775
James J. Frome	14,981 (6)	987 (6)	25.32	February 10, 2019	—	—
	2,733 (11)	547 (11)	30.89	August 9, 2019	—	—
	12,902 (7)	5,313 (7)	39.01	February 8, 2020	—	—
	4,587 (8)	5,422 (8)	65.95	February 10, 2021	—	—
	—	19,699 (9)	67.10	February 9, 2022	—	—
	—	—	—	—	2,157 (15)	151,443
	—	—	—	—	6,833 (12)	479,745
	—	—	—	—	383 (16)	26,890
					1,907 (14)	133,890
					216 (17)	15,165

(1)	Stock options become exercisable as to one-fourth of the shares on the one year vesting commencement date (typically the grant date), with the remaining shares vesting in a series of 36 equal monthly installments on the first day of each month thereafter.

(2)	Restricted Stock Units generally vest as to one-fourth of the units on the one year vesting commencement date (typically the grant date), with the remaining units vesting in a series of 36 equal monthly installments on the first day of each month thereafter.

(3)	Dollar values are calculated using the year end closing price.

(4)	Options vested as to one-fourth of the shares on May 1, 2011. The remaining shares vested in a series of 36 successive equal monthly installments upon completion of each additional month of service beginning on June 1, 2011.

(5)	Options vested as to one-fourth of the shares on March 1, 2012. The remaining shares vested in a series of 36 successive equal monthly installments upon completion of each additional month of service beginning on April 1, 2012.

(6)	Options vested as to one-fourth of the shares on March 1, 2013. The remaining shares vest in a series of 36 successive equal monthly installments upon completion of each additional month of service beginning on April 1, 2013.

(7)	Options vested as to one-fourth of the shares on February 8, 2014. The remaining shares vest in a series of 36 successive equal monthly installments upon completion of each additional month of service beginning on March 8, 2014.

(8)	Options vested as to one-fourth of the shares on February 10, 2015. The remaining shares vest in a series of 36 successive equal monthly installments upon completion of each additional month of service beginning on March 10, 2015.

(9)	Options vest as to one-fourth of the shares on February 9, 2016. The remaining shares vest in a series of 36 successive equal monthly installments upon completion of each additional month of service beginning on March 9, 2016.

(10)	Options vest as to one-fourth of the shares on April 27, 2016. The remaining shares vest in a series of 36 successive equal monthly installments upon completion of each additional month of service beginning on May 27, 2016.

(11)	Options vested as to one-fourth of the shares on August 9, 2013. The remaining shares vest in a series of 36 successive equal monthly installments upon completion of each additional month of service beginning on September 9, 2013.

(12)	These restricted stock units vest as to one-fourth of the units on February 9, 2016, with the remaining underlying units vesting in 36 equal monthly installments on the first day of each month thereafter beginning March 9, 2016.

(13)	These restricted stock units vest as to one-fourth of the units on April 27, 2016, with the remaining underlying units vesting in 36 equal monthly installments on the first day of each month thereafter beginning May 27, 2016.

(14)	These restricted stock units vest as to one-fourth of the units on February 8, 2014, with the remaining underlying units vesting in 36 equal monthly installments on the first day of each month thereafter beginning March 8, 2014.

(15)	These restricted stock units vest as to one-fourth of the units on February 10, 2015, with the remaining underlying units vesting in 36 equal monthly installments on the first day of each month thereafter beginning March 10, 2015.

(16)	These restricted stock units vest as to one-fourth of the units on February 10, 2013, with the remaining underlying units vesting in 36 equal monthly installments on the first day of each month thereafter beginning April 10, 2013.

(17)	These restricted stock units vest as to one-fourth of the units on August 9, 2013, with the remaining underlying units vesting in 36 equal monthly installments on the first day of each month thereafter beginning September 9, 2013.

Options Exercised and Stock Vested

The following table sets forth certain information regarding stock awards vested and stock option exercises by our named executive officers during 2015:

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)
Archie C. Black	10,458	720,694	55,000	3,171,332

Kimberly K. Nelson	5,043	347,449	43,494	2,876,396

James J. Frome	5,367	369,546	50,392	2,813,184

(1)	This value is determined by multiplying the number of shares and the fair market value at the vesting date.

(2)	Reflects the aggregate number of shares acquired on exercise by each named executive officer during 2015.

(3)	Reflects the aggregate value realized on exercise in 2015 by each named executive officer by aggregating (1) the difference between (a) the market price of our common stock on the exercise date and (b) the per share exercise price (2) multiplied by the number of shares acquired on exercise.

Pension Benefits

We do not offer pension benefits to our named executive officers.

Non-Qualified Deferred Compensation

We do not offer non-qualified deferred compensation to our named executive officers.

Employment Agreements

We entered into an employment agreement with Archie C. Black, our Chief Executive Officer. The initial term of the agreement expired on December 31, 2009, but the agreement automatically renews for additional one-year terms unless terminated by us or Mr. Black. This agreement renewed for an additional year on January 1, 2016. Pursuant to the agreement, Mr. Black’s base salary is reviewed annually by our compensation committee and may be maintained or increased, but not decreased, in the compensation committee’s discretion. Mr. Black’s employment agreement requires him not disclose our confidential information or disparage us, our officers or our employees at any time during the term of the agreement or thereafter.

In February 2016, we entered into employment agreements with our named executive officers other than Mr. Black. The at-will agreements continue in effect until the executive officer’s employment is terminated. We previously entered into confidentiality and non-competition agreements with our named executive officers other than Mr. Black. These agreements require the executives not disclose our confidential information at any time. The agreements also require the executives not to compete with us or solicit our employees to engage in other employment during the term of the executive’s employment with us and for one year thereafter. We entered into a confidentiality agreement, but not a non-competition agreement, with Mr. Black.

The employment agreements with our named executive officers address various termination of employment scenarios. No severance payments are made to executives who are terminated for cause. The terms of potential payments under these agreements upon a termination of employment are summarized below under “— Potential Payments Upon Termination or Change-in-Control.”

Potential Payments Upon Termination or Change-in-Control

Employment Agreements

We entered into agreements that will require us to provide compensation to our named executive officers as a result of certain specified termination of employment events. Our employment agreement with Archie C. Black, our Chief Executive Officer, provides that, if we terminate his employment without cause, or if he terminates his employment with us for good reason, we will (1) pay any unused vacation accrued as of the date of termination and pay his salary for 12 months in accordance with our regular payroll practices and (2) provide health care benefits to him and his family for up to 12 months after the date of termination on the same terms as they are provided as of the date of termination. “Cause” for termination exists upon (a) conviction of a felony; (b) dishonesty or gross misconduct in the performance of the agreement; or (c) failure by Mr. Black to cure his material breach of the agreement within 30 days of receiving written notice of breach from us. Mr. Black may terminate his employment for “good reason” (a) by providing us with notice of his intent to terminate his employment within 10 days of his annual performance review; (b) our failure to cure our material breach of the agreement within 30 days of receiving written notice of breach from him; or (c) upon a change in control, which includes removal of Mr. Black as our Chief Executive Officer by our board of directors or the occurrence of a transaction that results in the holders of our stock immediately prior to the transaction ceasing to hold the voting power necessary to elect a majority of our board following the transaction. Also, if we terminate Mr. Black’s employment if he suffers a permanent disability, we will maintain for his benefit for 12 months after termination all health benefit plans in which he was entitled to participate immediately prior to termination.

As of December 31, 2014, we had entered into agreements with each of our named executive officers other than Mr. Black which provided that, if we terminated the named executive officer’s employment without cause, and provided the termination did not occur upon or within 12 months of a change in control of our company, we would pay the named executive officer six months of his or her then-current base salary over a six-month period in accordance with our normal payroll practices. If we terminated the named executive officer’s employment without cause upon or within 12 months after a change in control, or if the named executive officer terminated his or her employment for good reason upon or within 12 months after a change in control, we would pay the named executive officer 12 months of his or her then-current base salary over a 12-month period in accordance with our normal payroll practices. Payment of these amounts is subject to certain conditions and limitations, including that the named executive officer execute a release of claims against us. A “change in control” and the reasons for which a named executive officer other than Mr. Black may terminate without “cause” under these agreements are defined in accordance with our 2001 Stock Option Plan and described below. A named executive officer other than Mr. Black may terminate his or her employment under these agreements for “good reason” if there is a material reduction in the officer’s salary at the time of the change in control or a material reduction in responsibilities following the change in control.

In February 2016, we entered into employment agreements with each of our named executive officers other than Mr. Black that supersede the severance provisions of the prior agreements. These new agreements provide that, if we terminate the named executive officer’s employment without cause prior to a change in control of our company, we will pay the named executive officer 12 months of his or her then-current base salary over a 12-month period in accordance with our normal payroll practices, a lump-sum payment equal to 100% of the named executive officer’s target annual cash incentive bonus for the fiscal year in which the termination of employment occurs (payable in a lump sum no later than 60 calendar days after the date of termination) and up to 12 months of continued payment of health insurance premiums. If the named executive officer resigns for good reason prior to a change in control of our company, we will pay the named executive officer six months of his or her then-current base salary over a six-month period in accordance with our normal payroll practices, a lump-sum payment equal to 50% of the named executive officer’s target annual cash incentive bonus for the fiscal year in which the termination of employment occurs (payable in a lump sum no later than 60 calendar days after the date of termination) and up to six months of continued payment of health insurance premiums. If we terminate the named executive officer’s employment without cause upon or within 12 months after a change in control, or if the named executive officer terminates his or her employment for good reason upon or within 12 months after a change in control, we will pay the named executive officer 12 months of his or her then-current base salary over a 12-month period in accordance with our normal payroll practices, a lump-sum payment equal to 100% of the named executive officer’s target annual cash incentive bonus for the fiscal year in which the termination of employment occurs (payable in a lump sum no later than 60 calendar days after the date of termination) and up to 12 months of continued payment of health insurance premiums. In addition, the employment agreements with each of our named executive officers other than Mr. Black provide that all unvested stock options, restricted stock units and other equity awards as of the change in control will become fully vested as of the change in control. A “change in control” and the reasons for which a named executive officer other than Mr. Black may be terminated for “cause” are defined in accordance with our 2001 Stock Option Plan and described below. A named executive officer other than Mr. Black may terminate his or her employment for “good reason” if there is a material reduction in the officer’s salary, a material reduction in responsibilities or a relocation of the named executive officer’s primary work location by more than 30 miles, provided that such named executive officer must give notice of the event giving rise to “good reason” to us within days of the first occurrence of the event, and provided further that we then have 30 days in which to remedy the event.

Payment of these amounts is subject to certain conditions and limitations, including, with respect to each named executive officer other than Mr. Black, that the named executive officer must execute a release of claims against us.

Option Agreements and Restricted Stock Unit Agreements

Generally, option agreements executed pursuant to our 2001 Stock Option Plan, provide that, in the event of a change in control of our company, outstanding stock options granted to senior management, including our named executive officers, immediately become exercisable as to 50% of the unvested shares subject to option. Our option agreements with our named executive officers also provide that if the named executive officer’s employment with us is terminated, or the named executive officer’s employment responsibilities or base salary are materially reduced, other than for cause, prior to the first anniversary of the change in control, all remaining unvested shares subject to the option immediately become fully exercisable. A “change in control” includes (1) any person’s acquisition of beneficial ownership of 50% or more of our outstanding common stock; (2) a failure to have a majority of our board of directors be people for whose election our board solicited proxies; (3) approval by our stockholders of a reorganization, merger or consolidation, unless our stockholders immediately prior to the transaction own more than 50% of the voting power of the corporation resulting from the transaction; or (4) approval by our stockholders of the disposition of all or substantially all of our assets. “Cause” for termination exists upon (a) failure by the named executive officer to cure his or her material breach of the terms of a non-competition/non-solicitation agreement between us and the officer within 30 days of receipt of written notice of breach from us; (b) gross negligence or willful misconduct by the officer; (c) conviction of the officer of a crime involving moral turpitude or any felony; (d) willful violation of instructions from our board of directors or Chief Executive Officer; or (e) fraud, embezzlement, theft or proven dishonesty against us.

Generally, option agreements and restricted stock unit agreements executed pursuant to our 2010 Equity Incentive Plan provide that in the event of a sale of all or substantially all of our assets or a merger, consolidation, or share exchange involving our company, the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2010 Equity Incentive Plan. Our awards agreements with our executive officers typically provide that if awards granted to the executive officer under the 2010 Equity Incentive Plan are continued, assumed or replaced in connection with such an event and if within one year after the event the executive officer experiences an involuntary termination of service other than for cause, then the executive officer’s outstanding awards will vest in full, will immediately become fully exercisable and will remain exercisable for one year following termination. If awards granted to any participant are not continued, assumed or replaced, the administrator may provide for the surrender of any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the event for the number of shares subject to the award less the aggregate exercise price (if any) of the award. In the event of a change in control (as defined in the 2010 Equity Incentive Plan) that does not involve a merger, consolidation, share exchange, or sale of all or substantially all of our company’s assets, the plan administrator, in its discretion, may provide that any outstanding award will become fully vested and exercisable upon the change in control or upon the involuntary termination of the participant within one year after the change in control or that any outstanding award will be surrendered in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

The following tables list the potential payments and benefits upon termination of employment or change in control of our company for our named executive officers. The tables assume the triggering event for the payments or provision of benefits occurred on December 31, 2015. Amounts in the tables for the vesting of unvested stock options are calculated based on the number of accelerated stock options multiplied by the difference between $70.21, the closing price for a share of our common stock on The NASDAQ Stock Market on December 31, 2015, and the per share exercise price.

Archie C. Black

Triggering Event	Salary & Unused Vacation	Health Benefits(1)	Vesting of Unvested Stock Options
Termination Without Cause or for Good Reason	$465,865	$11,009	—
Permanent Disability	—	$11,009	—
Change in Control Without Related Termination	—	—	—
Change in Control With Related Termination	$—	—	$552,460

(1)	The amounts for health benefits were calculated by multiplying our standard monthly rates for family health and dental benefits by 12.

Kimberly K. Nelson

Triggering Event	Salary	Vesting of Unvested Stock Options
Termination Without Cause or for Good Reason Unrelated to Change in Control	$156,500	—
Termination Without Cause or for Good Reason Related to Change in Control	$313,000	—
Change in Control Without Related Termination	—	—
Change in Control With Related Termination	—	$293,165

James J. Frome

Triggering Event	Salary	Vesting of Unvested Stock Options
Termination Without Cause or for Good Reason	$159,500	—
Termination Without Cause or for Good Reason Related to Change in Control	$319,000	—
Change in Control Without Related Termination	—	—
Change in Control With Related Termination	—	$315,942

Outstanding Equity Awards

The following table summarizes, as of December 31, 2015, the number of shares of our common stock to be issued upon exercise of outstanding options and settlement of restricted stock units granted under our equity plans as of December 31, 2015. The table also includes the weighted-average exercise price of options and the number of shares remaining available for future issuance under the plans for all awards.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding shares in first column)
Equity compensation plans approved by stockholders(1)(2)	1,083,668	(3)	37.91	(4)	4,405,810
Equity compensation plans not approved by stockholders	None		N/A		None

(1)	Includes the 2001 Stock Option Plan, the 2010 Equity Incentive Plan, and the Employee Stock Purchase Plan.

(2)	The 2010 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the 2010 Equity Incentive Plan shall be increased on January 1 of each year beginning in 2011 and ending on January 1, 2020 in an amount equal to the lesser of 6% of the total number of our shares outstanding as of December 31 of the immediately preceding calendar year or a number of shares determined by our board of directors; provided, however, no more than 1,201,500 shares of our common stock may be issued upon the exercise of incentive stock options.

(3)	Includes 943,103 shares subject to outstanding and unexercised stock option awards and 140,565 shares issuable in settlement of restricted stock unit awards.

(4)	The weighted average exercise price reflects only the outstanding stock option awards, as the other forms of awards disclosed in this note entail the issuance of shares for the payment of no consideration.

SECURITY OWNERSHIP

Beneficial Ownership of Directors, Nominees, Executive Officers and Beneficial Owners of More than Five Percent of Our Common Stock

The following table shows how many shares of our common stock were beneficially owned as of March 23, 2016 by each of the persons known by us to be beneficial owners of more than 5% of our common stock, directors, director nominees and executive officers named in the Summary Compensation Table contained in this proxy statement, and by all of our directors and executive officers as a group. Percentage ownership of our common stock in the table is based on 16,881,758 shares of our common stock issued and outstanding on March 23, 2016. Except as otherwise noted below, persons have sole voting and investment power and the address for each director or officer listed in the table is c/o SPS Commerce, Inc., 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Executive Officers and Directors:
Archie C. Black	210,572	(1)	1.2%
James J. Frome	46,910	(2)	*
Michael B. Gorman	38,322	(3)	*
Martin J. Leestma	35,319	(4)	*
Kimberly K. Nelson	97,405	(5)	*
James B. Ramsey	10,574	(6)	*
Michael A. Smerklo.	9,143	(7)	*
Philip E. Soran	35,992	(8)	*
Sven A. Wehrwein	25,079	(9)	*
All directors, director nominees, and executive officers as a group (9 persons)	509,316		2.9%
Other beneficial owners:
BlackRock, Inc.	977,101	(10)	5.8%
Columbia Wanger Asset Management, LLC	1,117,798	(11)	6.6%
T. Rowe Price	951,512	(12)	5.6%
Wells Fargo & Company	1,777,465	(13)	10.5%

*	Less than one percent

(1)	Includes 800 shares owned by Mr. Black’s sons, 24,164 shares owned by Mr. Black, 182,489 shares subject to options that are exercisable within 60 days of the date of the table, 907 restricted stock units that have vested but have not been settled as of the date of the table and 2,212 restricted stock units that will vest within 60 days of the date of the table. Mr. Black may be deemed to have shared voting and investment power over the shares held by the Charitable Trust and his sons, but disclaims beneficial ownership of such shares. Mr. Black has served as our Chief Executive Officer and President and a member of our board of directors since 2001.

(2)	Includes 45,627 shares subject to options that are exercisable within 60 days of the date of the table, 506 restricted stock units that have vested but have not been settled as of the date of the table and 777 restricted stock units that will vest within 60 days of the date of the table. Mr. Frome has served as our Executive Vice President and Chief Operating Officer since August 2012.

(3)	Includes 23,048 shares owned by Mr. Gorman and 15,274 shares subject to options that are exercisable within 60 days of the date of the table.

(4)	Includes 3,580 shares owned by Mr. Leestma and 31,739 shares subject to options that are exercisable within 60 days of the date of the table.

(5)	Includes 12,765 shares owned by Ms. Nelson, 83,447 shares subject to options that are exercisable within 60 days of the date of the table, 477 restricted stock units that have vested but have not been settled as of the date of the table and 716 restricted stock units that will vest within 60 days of the date of the table. Ms. Nelson has served as our Executive Vice President and Chief Financial Officer since 2007.

(6)	Includes 1,577 shares owned by Mr. Ramsey and 8,997 shares subject to options that are exercisable within 60 days of the date of the table.

(7)	Includes 908 shares owned by Mr. Smerklo and 8,235 shares subject to options that are exercisable within 60 days of the date of the table.

(8)	Includes 4,253 shares owned by Mr. Soran and 31,739 shares subject to options that are exercisable within 60 days of the date of the table.

(9)	Includes 3,580 shares owned by Mr. Wehrwein and 21,499 shares subject to options that are exercisable within 60 days of the date of the table.

(10)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G/A filed by BlackRock, Inc. on January 27, 2016, and reflects beneficial ownership as of December 31, 2015. BlackRock, Inc. has sole voting power as to 936,799 shares and sole dispositive power as to 977,101 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(11)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G/A filed by Columbia Wanger Asset Management, LLC on January 20, 2016, and reflects beneficial ownership as of December 31, 2015. Columbia Wanger Asset Management, LLC has sole voting power as to 974,638 shares and sole dispositive power as to 1,117,798 shares. Columbia Wanger Asset Management, LLC disclaims beneficial ownership of these shares. The address for Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(12)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 10, 2016, and reflects beneficial ownership as of December 31, 2015. T. Rowe Price Associates has sole voting power as to 241,385 shares and sole dispositive power as to 951,512 shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland, 21202.

(13)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G/A filed by Wells Fargo & Company on January 27, 2016, and reflects beneficial ownership as of December 31, 2015. Wells Fargo & Company has sole voting power as to 4,809 shares and shared voting power as to 845,665 shares. Wells Fargo & Company has sole dispositive power as to 4,809 shares and shared dispositive power as to 1,772,656 shares. The number of shares includes shares held by Wells Capital Management Incorporated, which held 5.16% of the outstanding common stock of the Company at December 31, 2015. Wells Fargo & Company is the investment advisor of Wells Fargo Capital Management and may be deemed to beneficially own the shares held by Wells Fargo Capital Management. The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA, 94104.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of Forms 3, 4 and 5 and on written representations from our executive officers and directors, we believe that all Section 16(a) filing and disclosure requirements applicable to our executive officers and directors for 2015 have been satisfied, except (a) our chief executive officer inadvertently filed (i) a Form 4 two days late that reported five transactions and (ii) a Form 4 one day late that reported five transactions, (b) our chief operating officer inadvertently filed a Form 4 two business days late that reported two transactions, (c) our chief financial officer inadvertently filed a Form 4 two business days late that reported two transactions and (d) our directors inadvertently failed to file Form 4s reporting their annual option and restricted stock awards granted in connection with their election that were disclosed in our 2015 annual meeting proxy statement. The directors subsequently reported these awards on Form 5s.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee are or has at any time during the last completed fiscal year been an officer or employee of ours. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the last completed fiscal year.

Transactions with Related Persons

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Director Indemnification Agreements

We entered into indemnification agreements with each of our directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Policy for Approval of Related Person Transactions

The board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Our related person policy requires that any executive officer requesting to enter into a transaction with a “related person” generally must promptly disclose to our audit committee the related person transaction and all material facts with respect thereto. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) the commercial reasonableness of the terms, (2) the benefit and perceived benefits, or lack thereof, to us, (3) opportunity costs of alternate transactions and (4) the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and stockholders and the terms of the transaction are fair to our company. No related person transaction will be consummated without the approval or ratification of our audit committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest. Under our related person policy, a “related person” includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related person transactions exempt from our policy include transactions available to all of our employees and stockholders on the same terms and transactions between us and the related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve less than $120,000 in a fiscal year.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR INDEPENDENT AUDITOR

Audit Committee Report

The primary function of our audit committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of our consolidated financial statements. The consolidated financial statements of SPS Commerce, Inc. for the year ended December 31, 2015 were audited by KPMG LLP, independent auditor for the company.

As part of its activities, the audit committee has:

1.   Reviewed and discussed with management and the independent auditor the company’s audited financial statements;

2.   Discussed with the independent auditor the matters required to be communicated under Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

3.   Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Management is responsible for the company’s system of internal controls and financial reporting process. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. Our committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of KPMG LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to the board of directors of SPS Commerce, Inc. the inclusion of the audited consolidated financial statements in SPS Commerce, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of SPS Commerce, Inc.

Sven A. Wehrwein, Chairperson

Michael B. Gorman

Martin J. Leestma

Auditor Fees

KPMG LLP has served as our independent auditor since June 4, 2013. The following table presents fees for professional audit services rendered by KPMG LLP for 2015 and 2014.

	2015	2014
	(KPMG)	(KPMG)
Audit Fees(1)	$349,405	$298,150
Audit-Related Fees(2)	—	$86,000
Tax Fees(3)	$54,790	$75,345
All Other Fees	—	—

Total	$404,195	$459,495

(1)	Audit Fees consist of fees for the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements, the review of financial information included in our filings with the SEC (including our common stock offerings) and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees for professional services rendered in connection with acquisitions.

(3)	Tax Fees consist of the aggregate fees billed in 2015 and 2014 for professional services rendered for tax compliance, tax advice and tax planning. Such fees primarily related to federal and state tax compliance, planning and consulting.

Auditor Services Pre-Approval Policy

The audit committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the audit committee’s practice is to approve annually all audit, audit-related and tax and other services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the audit committee, which may delegate authority to grant such pre-approvals during the year to one or more independent members of the audit committee. Any pre-approvals granted pursuant to delegated authority must be reported to the audit committee at its next regular meeting.

Our audit committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence.

ITEM 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The audit committee of our board of directors has selected KPMG LLP to serve as our independent auditor for the year ending December 31, 2016. While it is not required to do so, our board of directors is submitting the selection of KPMG LLP for ratification in order to ascertain the views of our stockholders with respect to the choice of audit firm. If the selection is not ratified, the audit committee will reconsider its selection. Representatives of KPMG LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

The board of directors recommends that you vote FOR ratification of the selection of KPMG LLP as the independent auditor of SPS Commerce, Inc. and our subsidiaries for the year ending December 31, 2016. Proxies will be voted FOR ratification of this selection unless otherwise specified.

ITEM 3 — ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

General Information

We are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this proxy statement. As described in the Compensation Discussion and Analysis (“CD&A”), we have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executives to achieve the goals that are important to our growth. We typically provide compensation to our named executive officers through a combination of base salary, bonuses and equity awards. During 2015, our compensation primarily consisted of base salary, annual cash incentive awards, stock option grants and restricted stock unit awards, which helps align the incentives of our named executive officers with the interests of our stockholders.

Our stockholders have a right to cast an advisory vote on our executive compensation program at the annual meeting. As a result, we are presenting this proposal, which gives you, as a stockholder, the opportunity to endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the stockholders approve the compensation of SPS Commerce, Inc. named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in our 2016 proxy statement.”

The board of directors urges stockholders to endorse the compensation programs for our named executive officers by voting FOR the resolution.

As discussed in the CD&A contained in this proxy statement, the compensation committee of the board of directors believes that the executive compensation for 2015 is reasonable and appropriate, is justified by our performance in an extremely difficult economic environment and is the result of a carefully considered approach. In deciding how to vote on this proposal, the board of directors advises you to consider the following factors related to the compensation paid to our named executive officers in fiscal 2015, each of which is discussed in the CD&A:

•

Our financial results exceeded the expectations we set for ourselves at the beginning of the year, with a revenue increase of 24% over 2014, to $158.5 million, and a 24.6% increase in adjusted EBITDA to $22.6 million. Recurring revenue also increased 25% from 2014.

•	In 2015, we made only modest base salary increases for our named executive officers of between 5% and 7% per individual compared to 2014.

Because your vote is advisory, it will not be binding on the board of directors and will not overrule any decision by the board or require the board to take any action. However, the board of directors and the compensation committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with stockholders to better understand the concerns that influenced the vote. The board of directors and the compensation committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

The board of directors, upon recommendation of the compensation committee, unanimously recommends a vote “FOR” approval of the resolution to approve the compensation of our named executive officers.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2017 annual meeting of stockholders, the written proposal must be received at our principal executive offices on or before December 9, 2016. The proposal should be addressed to SPS Commerce, Inc., Attention: Chief Financial Officer, 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our bylaws, in order to be properly brought before the 2017 annual meeting, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our principal executive offices in Minneapolis, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws (and not pursuant to Rule 14a-8 of the Securities and Exchange Commission) must be received no earlier than January 19, 2017, and no later than February 18, 2017.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and 2015 Annual Report to Stockholders, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at SPS Commerce, Inc., 333 South Seventh Street, Minneapolis, Minnesota 55402, Attention: Corporate Secretary or call us at (612) 435-9400. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies above will vote as they deem in the best interests of SPS Commerce, Inc.

Archie C. Black

President and Chief Executive Officer

Dated: April 8, 2016

LOCATION OF SPS COMMERCE, INC. ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 18, 2016, at 8:00 a.m.

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Beneficial owners of common stock held in street name by a broker, bank, trust or other nominee may need proof of ownership to be admitted to the meeting. A brokerage statement or letter from the broker, bank, trust or other nominee are examples of proof of ownership.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Wednesday May 17, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

SPS COMMERCE, INC. 333 SOUTH SEVENTH STREET SUITE 1000 MINNEAPOLIS, MN 55402

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, May 17, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01 06	Archie C. Black 02 Martin J. Leestma 03 James B. Ramsey 04 Tami L. Reller 05 Michael A. Smerklo Philip E. Soran 07 Sven A. Wehrwein
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Ratification of the selection of KPMG LLP as the independent auditor for the fiscal year ending December 31, 2016.							☐	☐	☐
3	Advisory approval of the compensation of our named executive officers.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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SPS COMMERCE, INC.
Annual Meeting of Stockholders
May 18, 2016 8:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Archie C. Black and Kimberly K. Nelson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SPS Commerce, Inc., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 08:00 AM, CT on May 18, 2016 at Faegre Baker Daniels LLP 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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